EXHIBIT 99.1

Joel P. Moskowitz	Dan Matsui/Gene Heller
Chief Executive Officer	Silverman Heller Associates
(714) 549-0421, x8261	(310) 208-2550

CERADYNE, INC. INVESTS $14.1 MILLION for

NUCLEAR WASTE CONTAINMENT PROJECT

Costa Mesa, Calif.—July 13, 2006—Ceradyne, Inc. (Company) (Nasdaq: CRDN) reported that it has completed two transactions related to its recently announced plans to enter into the manufacture and marketing of structural neutron absorbing materials. The Company completed the acquisition of an 86,000 square foot, first-class industrial facility in Chicoutimi, Quebec, Canada. This facility is currently equipped with a state-of-the-art 2,750 ton short-stroke aluminum extruder. Additionally, Ceradyne acquired a boron carbide/aluminum cladding product line known as Boral®, as well as associated manufacturing equipment and inventory, from AAR Manufacturing, Inc., a subsidiary of AAR Corp. Boral will be used as a neutron absorber in various nuclear waste containment structures. The Company paid a total of $14.1 million for the facility, equipment, product line, and inventory acquired in the two transactions.

Joel Moskowitz, Ceradyne chief executive officer, commented: “Ceradyne’s acquisition of this substantive manufacturing facility and technology is part of our diversification strategy, while maintaining our core competencies in advanced technical, primarily non-oxide, structural ceramics.

“We intend to manufacture boron carbide/aluminum metal matrix composites in our newly-acquired Canadian facility under an exclusive agreement between Ceradyne and Alcan Inc. announced June 8, 2006. We project that we will be in production late this summer, with the first half of 2007 targeted for full production of these nuclear waste containment materials.”

Moskowitz went on to say, “Our new Canadian venture will be under the leadership of Ceradyne’s President of North American Operations, David Reed.”

Reed stated, “We will use our boron carbide powder made in the Company’s Kempten, Germany, plant and shipped to this new Canadian facility. I am very enthused regarding this new Ceradyne venture. I have appointed Eric Cantin, a long-term Sequenay, Canada, resident as the Director General of our recently established Ceradyne Canada operation. Eric has an extensive background of senior technology management of aluminum and metal matrix composite structure manufacturing.”

Ceradyne develops, manufactures and markets advanced technical ceramic products and components for defense, industrial, automotive/diesel, and consumer applications. Additional information about the Company can be found at www.ceradyne.com.

This press release contains forward-looking statements regarding future events and the future performance of Ceradyne that involve risks and uncertainties that could cause actual results to differ materially from those projected. Words such as “anticipates,” “believes,” “plans,” “expects,” “intends,” “future,” and similar expressions are intended to identify forward-looking statements. These risks and uncertainties are described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, and its Quarterly Reports on Form 10-Q, as filed with the U.S. Securities and Exchange Commission.

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